EXHIBIT 16.1

April 14, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Ladies and Gentlemen:

We have received a copy of, and are in agreement with, the statements being made by QuoteMedia Inc. in Item 4.01 of its Form 8-K dated April 14, 2026, captioned “Changes in Registrant’s Certifying Accountant.”

Sincerely,

/s/ MNP LLP